UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2008

                        THESTREET.COM, INC.
(Exact name of registrant as specified in its charter)

                            DELAWARE
(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

 14 WALL STREET, 15TH FLOOR
                                     NEW YORK, NEW YORK 10005
(Address of principal executive offices, including zip code)

              Registrant’s telephone number, including area code:  (212) 321-5000

                                                       N/A
              (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into Material Definitive Agreement.

Employment Agreement with James J. Cramer

On April 9, 2008, TheStreet.com, Inc. (the “Company) and its co-founder, director and columnist, James J. Cramer, entered into a new employment agreement (the “Employment Agreement”), effective January 1, 2008 (the “Effective Date”).  Pursuant to the Employment Agreement, Mr. Cramer will, among other things, author articles for the Company’s advertising supported and paid publications including the Company’s Action Alerts PLUS product and provide reasonable promotional and other services, subject to certain terms and conditions.

As compensation for his services under the Employment Agreement, Mr. Cramer will receive, among other things, an annual salary of $1,300,000, $1,560,000 and $1,872,000, respectively, for the three successive years of the Employment Agreement.  In addition, Mr. Cramer will receive a signing bonus in the amount of $100,000 and will be eligible for an annualized target bonus equal to 75% of salary based upon achievement of financial targets as determined by the Company.

Mr. Cramer also will receive restricted stock units (“RSUs”) under the Company’s 2007 Performance Incentive Plan (the “Plan”) with respect to 300,000 shares of the Company’s common stock.  The RSUs will be payable in shares of such common stock and vest and become payable in equal installments on each January 1 of the next successive five years, provided that Mr. Cramer remains an employee of the Company on such date, subject to accelerated vesting following a “Change of Control” (as defined in the Agreement) and other terms and conditions.  Mr. Cramer also is eligible to receive additional awards under the Plan as determined by the Company. Subject to certain terms and conditions, Mr. Cramer also is entitled to a cash payment equal to three times his “base amount” (as defined in the Employment Agreement) following a Change of Control, following which Mr. Cramer also has the right to terminate the Employment Agreement.

Mr. Cramer has agreed that, during the term of the Employment Agreement, he will not author articles for other online financial publications that compete with the Company or act in certain capacities  for any other start-up on-line business that competes with the Company, in any case without the Company’s consent, except for certain print publications (including, for example, his authorship of a column for New York magazine) and contents of Mr. Cramer’s books appearing on the Internet.  Mr. Cramer is permitted to pursue other journalistic and other endeavors, provided that they are not inconsistent with the performance of his obligations to the Company.  Such prohibitions shall continue for 18 months following his termination by the Company for “Cause” or by him without “Good Reason” (as such terms are defined in the Employment Agreement).  In addition, until 18 months after the termination of his employment, Mr. Cramer will not solicit for employment any person who was employed by the Company during the six months prior to such termination.

The Employment Agreement has a term of three years, provided that Mr. Cramer may terminate the Employment Agreement as of January 15 of any year upon not less than 60 days and not more than 90 days prior written notice to the Company, whereupon he will be entitled to, among other things, salary, vested RSUs and the prior year’s unpaid bonus, if any, through the date of termination, subject to certain terms and conditions.  If the Company terminates Mr. Cramer’s employment for Cause or Mr. Cramer terminates his employment without Good Reason, then he will be entitled to, among other things, salary and vested RSUs through the date of termination, subject to certain terms and conditions.  If Mr. Cramer terminates his employment for Good Reason,  then he will be entitled to, among other things, salary through the date of termination, accelerated vesting of all RSUs, an amount equal to the Change of Control payment, the prior year’s unpaid bonus, if any, and pro-rated then current year bonus, if any, subject to certain terms and conditions.

If certain payments to Mr. Cramer, including pursuant to a Change of Control, are determined to be subject to “Excise Tax” (as defined in the Employment Agreement), then Mr. Cramer shall be entitled to an additional payment in an amount equal to the net Excise Tax imposed on such payments, subject to certain terms and conditions.

The Employment Agreement contains indemnification provisions pursuant to which the Company has agreed to defend, indemnify and hold harmless Mr. Cramer, with certain exceptions, against, among other things, losses suffered in connection with the provision of his services under the Employment Agreement (and previous employment agreements).

Under the Employment Agreement, Mr. Cramer has agreed to terminate all Rule 10b5-1 plans with respect to the Company’s common stock within three days of the execution of the Employment Agreement and to not establish a Rule 10b5-1 plan before April 1, 2009.

A copy of the Employment Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.  A copy of the restricted stock unit grant letter in connection with the Employment Agreement is filed as Exhibit 10.2 to this report and is incorporated herein by reference.  All of the information contained in this report regarding the Employment Agreement is qualified in its entirety by the complete terms of the Employment Agreement as so filed, to which reference is hereby made.

Item 9.01.          Exhibits.

(c) Exhibits

10.1	Employment Agreement, dated April 9, 2008, between James J. Cramer and TheStreet.com, Inc.
10.2	Restricted Stock Unit Award Letter, dated April 9, 2008, between James J. Cramer and TheStreet.com, Inc.
99.1	Press Release Dated April 9, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 9, 2008 Date	THESTREET.COM, INC. (Registrant) By: /s/ Thomas J. Clarke, Jr. Thomas J. Clarke, Jr. Chairman and Chief Executive Officer

EXHIBIT INDEX

10.1	Employment Agreement, dated April 9, 2008, between James J. Cramer and TheStreet.com, Inc.
10.2	Restricted Stock Unit Award Letter, dated April 9, 2008, between James J. Cramer and TheStreet.com, Inc.
99.1	Press Release dated April 9, 2008